Exhibit 3.1

TEXT OF AMENDMENTS TO THE BY-LAWS, AS AMENDED AND RESTATED,
OF CHARMING SHOPPES, INC.

Section 3.16.       Business at Meetings of Shareholders.

(b)           Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the corporation addressed to the attention of the president (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary of the date on which notice of the date of the immediately preceding annual meeting was mailed, provided that a proposal submitted by a shareholder for inclusion in the corporation's proxy statement for an annual meeting which is appropriate for inclusion therein and otherwise complies with Rule 14a-8 under the Securities Exchange Act of 1934 (including requirements as to timeliness) shall be deemed to have also been submitted timely pursuant to this Section 3.16(b), and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the later of the 60th day prior to the annual meeting date or  the tenth day following the day on which public disclosure of the meeting date (which shall include disclosure of the meeting date given to the national securities exchange or the National Association of Securities Dealers) was made.  Each such Shareholder Notice must set forth:

(A) the name and address of the shareholder who intends to bring the business before the annual meeting ("Proposing Shareholder");

(B) the name and address of the beneficial owner, if different than the Proposing Shareholder, of any of the shares owned of record by the Proposing Shareholder ("Beneficial Owner");

(C) the number of shares of each class and series of shares of the corporation which are owned of record and beneficially by the Proposing Shareholder, by any Beneficial Owner, and by any Shareholder Associated Person at the time of the notice, and a representation that the Proposing Shareholder will notify the corporation in writing of any changes in that information as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date notice of the record date is first publicly disclosed;

 (D) any interest (other than an interest solely as a shareholder) which the Proposing Shareholder, a Beneficial Owner or a Shareholder Associated Person has in the business being proposed by the Proposing Shareholder;

(E) a description of all agreements, arrangements and understandings between the Proposing Shareholder, any Beneficial Owner or a Shareholder Associated Person and any other person or persons (naming such person or persons) pursuant to which the proposal in the Shareholder Notice is being made;

(F) a description of the business which the Proposing Shareholder seeks to bring before the annual meeting, the reason for doing so and, if a specific action is to be proposed, the text of the resolution or resolutions which the Proposing Shareholder proposes that the corporation adopt;

(G) a representation that the Proposing Shareholder is at the time of giving the Shareholder Notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring the business specified in the Shareholder Notice before the meeting; and

(H) the information required by Section 3.17, and a representation that the shareholder will notify the corporation in writing of any changes in that information and in any other information required to be submitted as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date notice of the record date is first publicly disclosed.

(c)           The presiding officer of the meeting may, in such officer's sole discretion, refuse to acknowledge any business proposed by a shareholder which the presiding officer determines is not made in compliance with the foregoing procedure.

(The provisions of this section were amended by the board of directors on December 1, 2008)

Section 3.17.       Disclosure by Shareholders of Hedged Positions.

(a)           Required Disclosures.  A notice submitted by a shareholder under Section 3.16 or Section 4.02, as applicable, to be effective, must describe in reasonable detail, with respect to the shareholder, a Beneficial Owner and any Shareholder Associated Person:

   (i)           any Derivative Instrument directly or indirectly beneficially owned by the shareholder, a Beneficial Owner or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder, a Beneficial Owner or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation;

   (ii)          any interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder, a Beneficial Owner or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

   (iii)         any hedging or other transaction or series of transactions that has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made by or on behalf of, a shareholder, a Beneficial Owner or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the shareholder, a Beneficial Owner or any Shareholder Associated Person with respect to any share of the corporation.

(b)           Definitions.  As used in herein, the following terms have the meanings indicated:

   (i)           “Derivative Instrument” means an option, warrant, convertible security, stock appreciation right, or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the corporation or otherwise.

                           (ii)          “Shareholder Associated Person” of a shareholder means (i) any person controlling, controlled by, under common control with, or acting in concert with, the shareholder, (ii) any beneficial owner of shares of the corporation owned of record or beneficially by the shareholder, (iii) any entity of which the shareholder is an employee, officer, member, partner, trustee, director or, except for entities the shares of which are registered under the Securities Exchange Act of 1934, a shareholder, and (iv) any person controlling, controlled by or under common control with, the Shareholder Associated Person.

(The provisions of this section were amended by the board of directors on December 1, 2008)

Section 4.02.       Qualifications and Selection of Directors.

(b)           Nomination of Candidates  --  Nominations of candidates for election to the board of directors at a meeting of the shareholders may be made only by the board of directors or a proxy committee appointed by the board of directors or by any shareholder entitled to vote in such election.  A nomination may be made by a shareholder only if written notice of the nomination has been given to the secretary of the corporation not later than the date on which a shareholder proposal would be required to be submitted to the corporation in order to be set forth in the corporation's proxy statement pursuant to the applicable proxy rules of the Securities and Exchange Commission.

   (i)           Each such notice shall set forth:

(A) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

(B) a representation that the nominating shareholder is at the time of giving the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(C) a description of all arrangements, agreements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and a representation that the shareholder will notify the corporation in writing of any changes in that information as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date notice of the record date is first publicly disclosed;

(D) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors;

(E) the written consent of each nominee, signed by such nominee, to serve as a director of the corporation if so elected; and

(F) the other information with respect to the nominating shareholder and such proposed nominee that would be required of a Proposing Shareholder to be set forth in a Shareholder Notice under Section 3.17.

The presiding officer of the meeting may refuse to acknowledge the nomination of any person by a shareholder not made in compliance with the foregoing procedure.

(The provisions of this section were amended by the board of directors on December 1, 2008)